Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2018 SECOND QUARTER RESULTS

EL SEGUNDO, Calif., July 31, 2018 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2018 second quarter ended July 1, 2018.

Net sales for the fiscal 2018 second quarter were $240.0 million compared to net sales of $243.7 million for the second quarter of fiscal 2017. Same store sales decreased 2.1% for the second quarter of fiscal 2018, compared to a 0.9% increase in same store sales for the second quarter of fiscal 2017.

Gross profit for the fiscal 2018 second quarter was $75.3 million, compared to $79.3 million in the second quarter of the prior year. The Company’s gross profit margin was 31.4% in the fiscal 2018 second quarter versus 32.5% in the second quarter of the prior year, primarily reflecting higher distribution and store occupancy expenses as a percentage of net sales, partially offset by an increase in merchandise margins of 42 basis points.

Selling and administrative expense as a percentage of net sales was 31.1% in the fiscal 2018 second quarter versus 30.4% in the second quarter of the prior year. Overall selling and administrative expense for the quarter increased $0.5 million from the prior year mainly due to higher employee labor and benefit-related expense, partially offset by lower advertising expense.

Net loss for the second quarter of fiscal 2018 was $0.2 million, or $0.01 per share, compared to net income for the second quarter of fiscal 2017 of $2.8 million, or $0.13 per diluted share.

For the 26-week period ended July 1, 2018, net sales were $474.1 million compared to net sales of $496.3 million in the first 26 weeks of last year. Same store sales decreased 4.9% in the first half of fiscal 2018 versus the comparable period last year. Net loss for the first 26 weeks of fiscal 2018 was $1.6 million, or $0.07 per share, including $0.01 per share of charges for the write-off of deferred tax assets related to share-based compensation, compared to net income for the first 26 weeks of fiscal 2017 of $8.1 million, or $0.37 per diluted share.

“While our sales comped positively for the first half of the quarter, sales softened significantly over the back half of the period, which led to results that were below our expectations,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Much of the softness resulted from weak sales of camping and water sports products, which were negatively impacted by unfavorable weather conditions in key markets around the high-volume selling periods of Memorial Day, Father’s Day and the start of summer. Although our sales results were challenged, our merchandise margins improved 42 basis points for the quarter, on top of the 37 basis-point margin improvement that we achieved in the second quarter of last year.”

Mr. Miller continued, “For the third quarter to date, our sales are comping positively in the low single-digit range as our summer product categories have responded well to improved weather conditions in our markets. We believe our merchandise assortment is well positioned for the balance of the summer and the back-to-school and fall sports seasons.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on September 14, 2018 to stockholders of record as of August 31, 2018.

Guidance

For the fiscal 2018 third quarter, the Company expects same store sales to be in the flat to positive low single-digit range and earnings per diluted share to be in the range of $0.14 to $0.24, compared to a same store sales decrease of 2.9% and earnings per diluted share of $0.28 in the third quarter of fiscal 2017.

Store Openings

During the second quarter of fiscal 2018, the Company opened two stores and closed two stores, including one closure related to a relocation. During the fiscal 2018 third quarter, the Company anticipates opening one store. For the fiscal 2018 full year, the Company currently anticipates opening approximately five new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, July 31, 2018, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the second quarter of fiscal 2018. To access the conference call, participants in North America should dial (888) 394-8218, and international participants should dial (323) 794-2588. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 7, 2018 by calling (844) 512-2921 to access the playback; passcode is 7723508.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 1, 2018. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share amounts)
	July 1, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$5,898	$7,170
Accounts receivable, net of allowances of $62 and $79, respectively	12,024	10,886
Merchandise inventories, net	345,622	313,905
Prepaid expenses	19,668	18,930

Total current assets	383,212	350,891

Property and equipment, net	73,053	77,265
Deferred income taxes	13,444	14,172
Other assets, net of accumulated amortization of $1,622 and $1,575, respectively	3,578	2,732

Total assets	$473,287	$445,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,594	$113,740
Accrued expenses	59,947	68,226
Current portion of capital lease obligations	1,784	1,754

Total current liabilities	174,325	183,720

Deferred rent, less current portion	15,512	15,948
Capital lease obligations, less current portion	2,452	2,800
Long-term debt	90,651	45,000
Other long-term liabilities	10,259	10,523

Total liabilities	293,199	257,991

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,081,337 and 24,919,624 shares, respectively; outstanding 21,431,124 and 21,345,159 shares, respectively	250	249
Additional paid-in capital	117,323	116,495
Retained earnings (1)	105,042	112,424
Less: Treasury stock, at cost; 3,650,213 and 3,574,465 shares, respectively	(42,527)	(42,099)

Total stockholders’ equity	180,088	187,069

Total liabilities and stockholders’ equity	$473,287	$445,060

(1)	In the first quarter of fiscal 2018, the Company recorded an after-tax increase to beginning retained earnings of $0.6 million for a change in accounting principle related to revenue recognition.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net sales	$239,951	$243,671	$474,129	$496,275
Cost of sales	164,680	164,363	326,132	333,345

Gross profit	75,271	79,308	147,997	162,930
Selling and administrative expense	74,656	74,188	148,144	148,832

Operating income (loss)	615	5,120	(147)	14,098
Interest expense	793	380	1,449	648

(Loss) income before income taxes	(178)	4,740	(1,596)	13,450
Income taxes (1)	70	1,962	(39)	5,346

Net (loss) income (1)	$(248)	$2,778	$(1,557)	$8,104

Earnings per share:
Basic (1)	$(0.01)	$0.13	$(0.07)	$0.37

Diluted (1)	$(0.01)	$0.13	$(0.07)	$0.37

Dividends per share	$0.15	$0.15	$0.30	$0.30

Weighted-average shares of common stock outstanding:
Basic	20,985	21,746	20,964	21,715

Diluted	20,985	21,871	20,964	21,923

(1)	In the first quarter of fiscal 2018, the Company recorded a charge of $0.2 million to write-off deferred tax assets related to share-based compensation, which increased net loss by $0.01 per share.